                                                              Exhibit 23.7

                          CONSENT OF INDEPENDENT ACCOUNTANTS



The Board of Directors
U.S. Office Products Company:

We consent to the incorporation by reference in the registration statements on Form S-8 3(33-01574), (333-12789) and (333-24581), on Form S-3 (333-10383)
and (333-14025) and on Form S-4 (333-13133) of U.S. Office Products Company of our reports dated August 18, 1996 with respect to the balance sheets of SFI Corp. and Hano Document Printers, Inc. as of December 31, 1995, and the related statements of income, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1995, which reports appear in this Annual Report on Form 10-K/A Amendment No. 1 of U.S. Office Products Company.


/s/KPMG PEAT MARWICK LLP

Norfolk, Virginia
August 18, 1997